UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMERCE ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0501090
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

600 Anton Boulevard, Suite 2000
Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be So Registered	Each Class is to be Registered
Common Stock, $0.001 par value per share, including Rights to Purchase Series A Junior Participating Preferred Stock, par value $0.001 per share	The American Stock Exchange

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

          Securities Act registration statement file numbers to which this form relates: 333-111727.

          Securities to be registered pursuant to Section 12(g) of the Act: None

SIGNATURE
Exhibit Index
EXHIBIT 2.1
EXHIBIT 3.3
EXHIBIT 3.4
EXHIBIT 3.6
EXHIBIT 10.1
EXHIBIT 10.2

INFORMATION REQUIRED IN REGISTRATION STATEMENT

     The following is a description of the common stock, $0.001 par value per share (the “Common Stock”), and Series A Junior Participating Preferred Stock Purchase Rights (“Rights”) of Commerce Energy Group, Inc., a Delaware corporation (the “Registrant”). This summary is qualified by reference to the actual provisions of the Registrant’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws (the “Bylaws”) and Rights Agreement (as defined and described herein), copies of which are filed herewith.

Common Stock

Voting Rights

     Each outstanding share of Common Stock is entitled to one vote on each matter submitted to a vote of the stockholders of the Registrant.

     The Delaware General Corporation Law requires voting by separate classes of shares only with respect to amendments to a corporation’s certificate of incorporation that adversely effect the powers, preferences or special rights of the shares of a class or that increase or decrease the aggregate number of authorized shares or the par value of the shares of a class.

     Under the Delaware General Corporation Law, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The Registrant’s Amended and Restated Certificate of Incorporation does not grant shares of Common Stock cumulative voting rights.

Preemptive Rights

     The Common Stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Registrant or any other securities convertible into shares of any class of stock of the Registrant under the Registrant’s Amended and Restated Certificate of Incorporation.

Business Combinations

     The Registrant is subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

     •     Before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     •     Upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     •     At or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines “business combination” to include the following:

     •     Any merger or consolidation of the corporation with the interested stockholder;

     •     Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     •     Subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     •     Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     •     Any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     With certain exceptions, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation, is an affiliate or associate of the corporation and was the owner of 15% or more of such stock at any time within the three-year period immediately prior to the date in question, or any entity or person affiliated with, controlling or controlled by that entity, person, affiliate or associate. A Delaware corporation may elect not to be subject to Section 203 of the Delaware General Corporation Law in its certificate of incorporation. The Registrant’s Amended and Restated Certificate of Incorporation includes an election to be governed by Section 203 of the Delaware General Corporation Law.

     The Registrant’s Amended and Restated Certificate of Incorporation also requires a supermajority vote of stockholders in connection with certain business combinations and other transactions involving interested stockholders, as such term is defined in the Amended and Restated Certificate of Incorporation. The affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder is required to approve subject transactions, unless the transaction is approved by a majority of the disinterested members of the Registrant’s Board of Directors.

Dissenters’ (and Appraisal) Rights

     The Registrant’s Amended and Restated Certificate of Incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law. The Delaware General Corporation Law provides for appraisal rights only in the case of specified mergers or consolidations and not, unless the certificate of incorporation of a corporation so provides, in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation of a corporation so provides, to the holders of shares of a constituent corporation listed on a national securities exchange, or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of those shares to receive, in exchange for those shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as described above, or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The Delaware General Corporation Law also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require approval by the stockholders of the surviving corporation.

Special Meetings of Stockholders

     The Registrant’s Amended and Restated Bylaws provide that special meetings of the stockholders may be called at any time by:

     •      The Chairman of the Registrant’s Board of Directors; or

     •      the Registrant’s Board of Directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Stockholder Action Without a Meeting

     The Registrant’s Amended and Restated Bylaws provide that stockholder action may not be taken by written consent instead of a meeting.

Stockholder Proposal Procedures

     The Registrant’s Amended and Restated Bylaws provide that nominations for directors by stockholders or other actions may be brought before stockholders only if properly noticed to the Registrant. The notice of stockholder nominations for directors or other actions must be delivered to the Registrant not more than 120 nor less than 90 days before the date of the meeting and must include specific information about the nominee or proposal.

     Delaware law, as well as the Registrant’s Amended and Restated Bylaws, contain similar provisions with respect to advance notice of special meetings and record dates. The applicable provisions require that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting be given to each stockholder who is entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting date. The Board of Directors of the Registrant are permitted to fix, in advance, the record date for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, provided, that, the record date does not precede the date on which the Board fixes the date and the date is not more than 60 days nor less than 10 days prior to the date of the meeting.

Classified Board of Directors

     The Delaware General Corporation Law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the directors shall be classified into three classes, with each class to contain as near as possible to one-third of the total number of directors then in office. The members of each class serve for three-year terms and until their successors are elected and shall have qualified or until their earlier death, resignation or removal. The size of the Registrant Board is currently fixed by the Commonwealth bylaws at not less than five and not more than eleven members, with the exact number currently set at five members. The Board is currently divided into three classes: with two classes currently consisting of two directors each and one class currently consisting of one director.

Removal of Directors

     Under the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, a director may be removed at any time, but only for cause, by the affirmative vote of holders of at least a majority of shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors

     The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that any vacancy in the Board of Directors resulting from an increase in the number of directors, or the death, resignation, disqualification, removal or inability to act of any director shall be filled for the remaining term by a majority of the remaining members of the Board of Directors, even though less than a quorum.

Fiduciary Duties

     Directors of corporations organized under the laws of Delaware are charged with fiduciary duties to the corporation and its stockholders. The fiduciary duties of directors include a duty of care and a duty of loyalty. Under Delaware law, the duty of care requires generally that directors act in an informed and deliberate manner, such that they exercise informed business judgments. Under Delaware law, the duty of loyalty requires generally that directors act in good faith and in the best interests of the corporation.

Indemnification

     The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law. Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, suit or proceeding, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation.

     Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged to be liable to the corporation.

     Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals’ commitment to repay any advances if it is ultimately determined that such individuals are entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are not exclusive of any rights to which any person may be entitled under any bylaw or agreement with the corporation.

Limitation of Personal Liability of Directors

     The Registrant’s Amended and Restated Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

Derivative Actions

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must declare in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains or that his or her stock was passed or transferred to him or her later by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

Amendment of Governing Documents

     Delaware law requires a vote of a corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote and the vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Registrant’s Amended and Restated Certificate of Incorporation do not require a greater level of approval for an amendment thereto, except with respect to amendment of the provisions governing business combinations with interested stockholders, amendment of which requires the approval of holder of 66 2/3% of the shares entitled to vote thereon.

     In accordance with Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, if the amendment would:

     •      increase or decrease the aggregate number of authorized shares of such class;

     •      increase or decrease the par value of the shares of such class; or

     •     alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

     Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation is vested in the stockholders entitled to vote provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Registrant’s Amended and Restated Certificate of Incorporation expressly authorizes the Board of Directors to make, alter, amend or repeal the Registrant bylaws. Stockholders of the Registrant may also amend the bylaws with the approval of holders of a majority of shares entitled to vote.

Dividends

     Subject to Delaware law and any reserve deemed appropriate by the Board of Directors, the Registrant’s Amended and Restated Bylaws permit the Board of Directors to declare and pay dividends out of available funds. Delaware law allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Registrant’s Amended and Restated Certificate of Incorporation does not restrict the declaration or payment of dividends, but permits the Board of Directors to fix the time for declaration of payment of dividends.

Series A Junior Participating Preferred Stock Purchase Rights

     The Board of Directors of the Registrant has approved the adoption of a preferred share purchase rights plan dated July 1, 2004. Each right entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $20 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement entered into between the Registrant and Computershare Trust Company, as rights agent, dated

July 1, 2004 (the “Rights Agreement”). Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant by virtue of such right, including, without limitation, the right to vote or to receive dividends.

Terms of the Series A Junior Participating Preferred Stock.

     Each one one-hundredth of a share of Series A Junior Participating Preferred Stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of one share of Common Stock. The Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. The Series A Junior Participating Preferred Stock rank junior to any other series of the Registrant’s preferred stock. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock would be entitled to a minimum preferential liquidation payment of $20 per share (plus an amount equal to accrued but unpaid dividends), but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of Common Stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with the Common Stock. These rights are protected by customary anti-dilution provisions.

Exercise of Rights.

     The rights will expire on July 1, 2014, unless they are earlier redeemed or exchanged by the Registrant, in each case, as described below. The exercise of rights for Series A Junior Participating Preferred Stock is at all times subject to the availability of a sufficient number of authorized but unissued Series A Junior Participating Preferred Stock. The rights are not exercisable until the distribution date, which will occur on the earlier of:

     (i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock after the effective date of the reorganization, subject to certain exceptions set forth in the rights agreement; or

     (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes the beneficial owner of 15% or more of the outstanding Common Stock) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity becoming the beneficial owner of 15% or more of the outstanding Common Stock.

     Notwithstanding anything to the contrary, none of the provisions of the Rights Agreement will be triggered by Ian B. Carter’s beneficial ownership of the Registrants securities unless such ownership exceeds 30% of the outstanding Common Stock.

Detachment and Transfer of Rights.

     Until the distribution date, or earlier redemption or expiration of the rights, (i) the rights will be evidenced by the stock certificates representing the Common Stock, (ii) no separate right certificates will be distributed and (iii) the rights will be transferable with and only with the Common Stock, (iv) Common Stock certificates will contain a notation incorporating the rights agreement by reference and (v) the surrender or transfer of any certificates for Common Stock, even without such notation or a copy of the summary of rights being attached thereto, will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Common Stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

     The purchase price payable, and the number of Series A Junior Participating Preferred Stock or other securities or other property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the shares on the last trading day prior to the date of exercise.

“Flip-in” Rights.

     In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding Common Stock, proper provision shall be made so that each holder of a right, other than rights beneficially owned by such acquiring person and its associates and affiliates (which will thereafter be void), will for a 60-day period (or such longer period as necessary to register the Registrant’s securities) have the right to receive upon exercise that number of shares of Common Stock having a market value equal to two times the exercise price of the right (or, if such number of shares are not and cannot be authorized, the Registrant may issue cash, debt, other securities or a combination thereof in exchange for the rights).

“Flip-over” Rights.

     In the event that the Registrant is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction have a market value equal to two times the exercise price of the right.

Exchange Rights.

     At any time after a person or a group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or a group of affiliated or associated persons of 50% or more of the outstanding Common Stock, the Board of Directors of the Registrant may exchange the rights (other than rights owned by such person or a group of affiliated or associated persons which shall have become void), in whole or in part, at an exchange ratio of one share of Common Stock per right (or, at the election of the Registrant, the Registrant may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount of consideration received per share of Common Stock.

Redemption of Rights.

     At any time prior to the earliest of (i) the day that a person or a group of affiliated or associated persons has become the beneficial owner of 15% or more of the outstanding Common Stock, or (ii) July 1, 2014, the Board of Directors of the Registrant may redeem the rights in whole, but not in part, at a price of $0.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendment of Rights.

     The terms of the Rights may be amended by the Board of Directors of the Registrant without the consent of the holders of the rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the rights, excluding the interests of an acquiring person.

Anti-Take-over Effects.

     The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or a group of affiliated or associated persons that attempts to acquire the Registrant on terms not approved by the Registrant’s Board of Directors. The rights will not interfere with any merger or other business combination approved by the Board of Directors, since the rights may be amended to permit such acquisition or may be redeemed by the Registrant at $0.001 per right, as described above.

Exhibit	Description
2.1	Agreement and Plan of Reorganization, by and among Commerce Energy Group, Inc., CEGI Acquisition Corp. and Commonwealth Energy Corporation, dated July 1, 2004.

3.1	Certificate of Incorporation of Commerce Energy Group, Inc. (formerly known as American Energy Group, Inc.) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.2	Certificate of Amendment of Certificate of Incorporation of Commerce Energy Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.3	Amended and Restated Certificate of Incorporation of Commerce Energy Group, Inc.

3.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Commerce Energy Group, Inc. dated July 1, 2004.

3.5	Bylaws of Commerce Energy Group, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.6	Amended and Restated Bylaws of Commerce Energy Group, Inc.

3.7	Articles of Incorporation of Commonwealth Energy Corporation (incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.8	Certificate of Amendment of Articles of Incorporation of Commonwealth Energy Corporation (incorporated by reference to Exhibit 3.8 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

Exhibit	Description
3.9	Certificate of Determination of Commonwealth Energy Corporation dated September 22, 1997 (incorporated by reference to Exhibit 3.9 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.10	Bylaws of Commonwealth Energy Corporation, as amended (incorporated by reference to Exhibit 3.10 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

10.1	Rights Agreement, dated as of July 1, 2004, entered into between Commerce Energy Group, Inc. and Computershare Trust Company, as rights agent.

10.2	Form of Rights Certificate.

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMMERCE ENERGY GROUP, INC.

By:	/s/ Ian B. Carter

Ian B. Carter
Chairman of the Board of Directors and
Chief Executive Officer

Date: July 6, 2004

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Reorganization, by and among Commerce Energy Group, Inc., CEGI Acquisition Corp. and Commonwealth Energy Corporation, dated July 1, 2004.

3.1	Certificate of Incorporation of Commerce Energy Group, Inc. (formerly known as American Energy Group, Inc.) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.2	Certificate of Amendment of Certificate of Incorporation of Commerce Energy Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.3	Amended and Restated Certificate of Incorporation of Commerce Energy Group, Inc.

3.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Commerce Energy Group, Inc. dated July 1, 2004.

3.5	Bylaws of Commerce Energy Group, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.6	Amended and Restated Bylaws of Commerce Energy Group, Inc.

3.7	Articles of Incorporation of Commonwealth Energy Corporation (incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.8	Certificate of Amendment of Articles of Incorporation of Commonwealth Energy Corporation (incorporated by reference to Exhibit 3.8 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.9	Certificate of Determination of Commonwealth Energy Corporation

Exhibit	Description
dated September 22, 1997 (incorporated by reference to Exhibit 3.9 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

3.10	Bylaws of Commonwealth Energy Corporation, as amended (incorporated by reference to Exhibit 3.10 to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2004 (SEC File No. 333-11727).

10.1	Rights Agreement, dated as of July 1, 2004, entered into between Commerce Energy Group, Inc. and Computershare Trust Company, as rights agent.

10.2	Form of Rights Certificate.